Exhibit (a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
UAP Holding Corp.
at
$39.00 Net Per Share
Pursuant to the Offer to Purchase Dated December 10, 2007
by
Agrium U.S. Inc.
an indirect wholly-owned subsidiary of
Agrium Inc.
December 10, 2007

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated December 10, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Agrium U.S. Inc., a Colorado corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Agrium Inc., a corporation governed by the Canada Business Corporations Act (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (“Shares”), of UAP Holding Corp., a Delaware corporation (the “Company”), at a price of $39.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to the Company’s stockholders from L. Kenneth Cordell, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares pursuant to the Offer.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The offer price is $39.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, at the end of Tuesday, January 8, 2008, unless the Offer is extended (the “Expiration Date”).

4. The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), are advisable and in the best interests of the Company and its stockholders; (ii) adopted resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares in the Offer and, if required by applicable law, adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

5. The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended in accordance with the terms of the Merger Agreement, that number of Shares which, when added to any Shares already owned by Parent or Purchaser (but excluding any Shares subject to the Top-Up Option (as defined in the Offer to Purchase)), represents a majority of the total number of outstanding Shares on a fully diluted basis (assuming the conversion or exercise of all derivative securities or other rights to acquire Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof, other than derivative securities or other rights to acquire Shares that are converted into the right to receive only cash upon (and are not, and will not be, exercisable for or convertible into Shares following) the time of acceptance of Shares for payment (the “Acceptance Time”) and any Shares subject to the Top-Up Option) at the time of the expiration of the Offer (such condition, the “Minimum Tender Condition”); (ii) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated; (iii) the Competition Act (Canada) approval having been obtained; and (iv) there not being any Material Adverse Effect (as defined in the Offer to Purchase) since August 26, 2007 and prior to the Acceptance Time. The Offer is also subject to certain other conditions described in Section 15 of the Offer to Purchase. There is no financing condition to the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser reserves the right to waive any condition of the Offer (other than the Minimum Tender Condition), increase the Offer Price or amend the terms of the Offer in any respect.

6. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 2, 2007 (as it may be amended, from time to time, the “Merger Agreement”), by and among Parent, Utah Acquisition Co., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”) and the Company. Under the terms of the Merger Agreement, following the consummation of the Offer and subject to certain conditions described in the Offer to Purchase, Merger Sub will merge with and into the Company (the “Merger”) and all of the then outstanding Shares (other than those held by Purchaser or Parent or their subsidiaries) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price without interest thereon and less any required withholding taxes. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

7. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Payment for Shares will be in all cases made only after Purchaser accepts such Shares for payment pursuant to the Offer and the timely receipt by Mellon Investor Services LLC (the “Depositary”) of (i) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be accrued or paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state or country where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute of such state or country. If Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state or foreign statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state or country. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with respect to
Offer to Purchase for Cash
All Outstanding Common Stock
of
UAP Holding Corp.
at
$39.00 Net Per Share
Pursuant to the Offer to Purchase Dated December 10, 2007
by
Agrium U.S. Inc.
an indirect wholly-owned subsidiary of
Agrium Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 10, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Agrium U.S. Inc. (“Purchaser”), a wholly-owned subsidiary of Agrium Inc., to purchase all outstanding shares of common stock, par value $0.001 per share (“Shares”), of UAP Holding Corp., at a price of $39.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to Mellon Investor Services LLC (the “Depositary”) will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

Number of Shares to be Tendered:*

Signature(s):

Name(s):
(Please Print)

Address(es):
(Include Zip Code)

Area Code and Tel. No:

 Dated:   , 200

* Unless otherwise indicated, it will be assumed that all Shares held for the signatory’s account are to be tendered.